Exhibit 99.1

FOR IMMEDIATE RELEASE

Tutor Perini Corporation Announces Q3 2009 Results and Guidance for 2010

•	Revenues of $1.17 billion, compared to $1.41 billion in Q3 2008

•	Net income of $26.7 million, compared to $34.1 million in Q3 2008

•	Diluted EPS of $0.54 compared to $1.01 for Q3 2008; $0.59 for Q3 2008 on a pro forma basis including Tutor-Saliba

•	Backlog of $4.9 billion; Civil backlog increases 51% during Q3 2009

Sylmar, CA – November 5, 2009 - Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today reported results for the third quarter ended September 30, 2009.

Third Quarter Results

Net income was $26.7 million for the third quarter of 2009, as compared to net income of $34.1 million for the third quarter of 2008. Diluted earnings per common share were $0.54 for the third quarter of 2009, as compared to $1.01 for the third quarter of 2008. Revenues from construction operations were $1.17 billion for the third quarter of 2009, as compared to revenues of $1.41 billion for the third quarter of 2008.

The decrease in net income and revenues primarily reflects the completion of large gaming and hospitality work under contract for the period and a reduced level of new nonresidential building work acquired during the first nine months of 2009. The nonresidential building market, especially in the private sector, continues to be negatively impacted by the challenging economic environment that has caused some customers to delay plans for future projects. Diluted earnings per share decreased from the third quarter of 2008 due to the increased number of outstanding shares issued as a result of the merger with Tutor-Saliba that was completed in September 2008. On a pro forma basis for the third quarter of 2008, including Tutor-Saliba, net income was $30 million, diluted earnings per common share was $0.59 and revenues from construction operations were $1.65 billion.

Nine Months Results

Net income was $104.6 million for the first nine months of 2009, as compared to net income of $87.8 million for the first nine months of 2008. Diluted earnings per common share were $2.13 for the first nine months of 2009, as compared to $2.96 for the first nine months of 2008. On a pro forma basis, including Tutor-Saliba for the first nine months of 2008, net income and diluted earnings per common share were $111.0 million and $2.19, respectively.

Revenues from construction operations were $4.07 billion for the first nine months of 2009, as compared to revenues of $4.06 billion for the first nine months of 2008. On a pro forma basis, including Tutor-Saliba for the first nine months of 2008, revenues from construction operations were $5.09 billion.

Backlog at $4.9 billion

The backlog of uncompleted construction work at September 30, 2009 was $4.9 billion, a decrease of $1.8 billion from the $6.7 billion backlog reported at December 31, 2008. The September 30, 2009 backlog includes new contract awards and adjustments to contracts in process added during the third quarter of 2009 of approximately $941 million, which includes a $240 million solar panel manufacturing plant in California, a $178 million civil infrastructure project at the World Trade Center site, and a $124 million bridge replacement project in California. The decrease in backlog during the first nine months of 2009 reflects the completion of large gaming and hospitality work under contract for the period and a reduced level of new nonresidential building work acquired.  Backlog for the civil segment was $863.4 million at September 30, 2009, a $335.4 million (64%) increase from December 31, 2008 and a $292.5 million (51%) increase from June 30, 2009. Recently, the Company was the low bidder on a $215 million tunnel project near Oakland, California and was selected to build a correction facility with an approximate value of $400 million. The Company expects these contracts to be signed and included in backlog in the fourth quarter.

Financial Condition Remains Strong in 2009

At September 30, 2009, working capital was $283.6 million, an increase of $58.6 million from $225.0 million at December 31, 2008. The Company had $241.6 million available to borrow under its credit facilities as of September 30, 2009. The Company believes its financial position and credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

Outlook

Guidance for the full year of 2009 is estimated to be within the ranges previously provided. Revenues are estimated to be in the range of $5.0 to $5.5 billion and diluted earnings per share are estimated to be in the range of $2.60 to $2.70 per share.

The Company is initiating guidance for the full year 2010 with revenues estimated to be in the range of $3.7 to $4.2 billion and diluted earnings per share estimated to be in the range of $2.40 to $2.60 per share.

Ronald Tutor, Chairman and CEO, stated “The Company has demonstrated its competitive strength in the civil infrastructure markets as evidenced by the recent contract wins in New York and California. Our goal to be a more diversified general contractor will be achieved next year with our civil and management services groups contributing over half of our operating profits at significantly higher margins than what we are able to achieve in our building business. Including recent awards, our Civil Group backlog has almost doubled since the beginning of the year. We continue to benefit from strong execution by all of our operations and have positioned the business to acquire new work as the economy improves.”

3rd Quarter Conference Call

The Company will host a conference call at 1:30 PM Pacific Time on Thursday, November 5, 2009, to discuss the Company’s third quarter 2009 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 788-0538 and enter the pass code 47834841. International callers should dial (857) 350-1676 and enter the pass code 47834841.

If you are unable to participate in the call at this time, a replay will be available on Thursday, November 5, 2009 at 4:30 PM Pacific Time, through Thursday, November 12, 2009 at 9:0 PM Pacific Time. To access the replay dial (888) 286-8010 and enter the conference ID number 54089689. International callers should dial (617) 801-6888 and enter the same conference ID number 54089689.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the current global financial crisis and significant deterioration in global economic conditions, which may cause or accelerate a number of other factors listed below; the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Tutor Perini Corporation (NYSE) Summary of Consolidated Income (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Revenues:
Building	$1,017,819	$1,294,331	$3,576,738	$3,757,041
Civil	72,614	74,069	259,188	192,773
Management services	78,336	44,235	233,873	107,544
TOTAL REVENUES	$1,168,769	$1,412,635	$4,069,799	$4,057,358

Gross profit	$85,366	$85,507	$300,489	$223,067
General and administrative expenses	42,905	33,244	131,634	89,241
Income from construction operations	42,461	52,263	168,855	133,826
Other income, net	474	2,657	2,359	6,697
Interest expense	(1,987)	(1,044)	(6,081)	(1,793)
Income before income taxes	40,948	53,876	165,133	138,730
Provision for income taxes	(14,264)	(19,770)	(60,571)	(50,914)
NET INCOME	$26,684	$34,106	$104,562	$87,816

BASIC EARNINGS PER COMMON SHARE	$0.55	$1.03	$2.15	$3.01

DILUTED EARNINGS PER COMMON SHARE	$0.54	$1.01	$2.13	$2.96

Weighted average common shares outstanding:
Basic	48,531	33,077	48,522	29,145
Effect of dilutive stock options and
restricted stock units outstanding	552	530	511	545
Diluted	49,083	33,607	49,033	29,690

Selected Balance Sheet Data (Unaudited)
	September 30,	December 31,
	2009	2008
	(in thousands)
Total assets	$2,973,532	$3,073,078
Working capital	$283,635	$225,049
Long-term debt, less current maturities	$85,883	$61,580
Stockholders' equity	$1,250,501	$1,138,226

Tutor Perini Corporation (NYSE) Table 1 Comparison of Reported Revenues, Net Income and Earnings per Share to Pro Forma Revenues, Net Income and Earnings per Share (a) (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2008		September 30, 2008
	Actual	Pro Forma (a)	Actual	Pro Forma (a)
	(in thousands, except per share data)

Revenues	$1,412,635	$1,650,298	$4,057,358	$5,092,875

Net income	$34,106	$30,004	$87,816	$111,011

Earnings per share:
Basic	$1.03	$0.60	$3.01	$2.21
Diluted	$1.01	$0.59	$2.96	$2.19

Weighted average shares outstanding:
Basic	33,077	50,317	29,145	50,202
Diluted	33,607	50,847	29,690	50,747

(a)

The unaudited pro forma summary financial information is based on our historical financial statements for the three months and nine months ended September 30, 2008, giving effect to the merger with Tutor-Saliba as if it had been completed on January 1, 2007. The pro forma operating results reflect the updated estimated allocation of the purchase price that was used to prepare our financial statements as of and for the year ended December 31, 2008, and that will be reflected in the financial statements included with our Form 10-Q for the quarterly period ended September 30, 2009 that we intend to file later this week.  This unaudited pro forma summary financial information is presented for informational purposes only and is based on certain assumptions that we believe are reasonable, and does not purport to represent our results of operations had the merger been completed on January 1, 2007, nor is it necessarily indicative of future results of operations.

CONTACT:	Kekst and Company
Douglas Kiker, 212-521-4800
Or
Tutor Perini Corporation
Kenneth R. Burk, 818-362-8391
Executive Vice President, Chief Financial Officer